Exhibit (3)(a)

ARTICLES OF AMENDMENT

OF

WACHOVIA CORPORATION

The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation to remove provisions classifying terms of its board of directors:

1. The name of the corporation is WACHOVIA CORPORATION.

2. Article 7 of the Articles of Incorporation is hereby amended by deleting the second full paragraph thereof and by deleting the last sentence of the third paragraph thereof. Article 7 of the Articles of Incorporation as amended shall read as follows:

“7. The number of directors shall be determined from time to time by the affirmative vote of a majority of the directors then in office, but the number of directors shall not be less than nine or more than 30, provided that no decrease in the number of directors shall shorten the term of any director then in office.

Vacancies in the board of directors that occur between annual meetings of shareholders at which directors are elected, including vacancies resulting from an enlargement of the board within the authorized number of nine to 30 directors, shall be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum or by a sole remaining director, except that any vacancies resulting from removal from office by a vote of shareholders may be filled by a vote of shareholders at the same meeting at which such removal occurs.

Any director or directors may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote in the election of directors, voting together as a single class.

The foregoing provisions of this Article 7 shall not apply to any director who may be elected under specified circumstances by holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation.

Special meetings of shareholders, other than special meetings called under specified circumstances for holders of any class or series of stock of the corporation having a preference over the common stock as to dividends or upon liquidation, may be called only by the Board of Directors, the Chairman of the Board, or the President of the corporation.

Notwithstanding any other provisions of this Charter or the By-laws of the corporation (and as permitted under North Carolina law to require higher voting percentages than otherwise prescribed by law), the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the corporation entitled to vote in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision (in this Charter, the By-laws of the corporation or otherwise) or take any action inconsistent with or (as to any matter covered by this Article 7) in a manner other than as prescribed by, this Article 7.”

3. The Articles of Incorporation are hereby amended by adding the following Article 12 to the Articles of Incorporation, which shall read as follows:

“12. Except as may otherwise be provided by these Articles of Incorporation, a nominee for director in an uncontested election shall be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. For purposes of the foregoing, an “uncontested election” means any meeting of shareholders at which directors are elected and with respect to which either (i) no shareholder has submitted to the Secretary of the corporation a notice of an intent to nominate a candidate for election at such meeting pursuant to the advance notice requirements for shareholder nominees for director set forth in the corporation’s By-laws or (ii) if such a notice has been submitted with respect to such meeting, all such notices with respect to such meeting have been withdrawn by their respective submitting shareholders in writing to the Secretary of the corporation on or before the tenth day preceding the date the corporation first mails its notice of meeting for such meeting to the shareholders. In the event that votes cast for a nominee’s election are equal to or less than the votes cast against such nominee’s election in an uncontested election, the board of directors may decrease the number of directors, fill any vacancy, or take other appropriate action. In all director elections other than uncontested elections, directors shall be elected by a plurality of the votes cast.”

4. The amendments to the articles of incorporation contained herein require shareholder approval pursuant to the North Carolina Business Corporation Act, and the shareholders duly adopted the amendments to the articles of incorporation at the annual meeting of shareholders of the Corporation on April 17, 2007 by the requisite vote. The board of directors duly adopted the amendments to the articles of incorporation on February 20, 2007.

This the 17th day of April, 2007.

WACHOVIA CORPORATION

By:	/s/ Ross E. Jeffries, Jr.
Name:	Ross E. Jeffries, Jr.
Title:	Senior Vice President